EXHIBIT 99.1

Meridian Reports Rate and Value Additions From Core Assets in Louisiana and Texas

HOUSTON, May 8, 2008 (PRIME NEWSWIRE) -- The Meridian Resource Corporation (NYSE:TMR) today announced that the Company has had success in its efforts to further exploit its core assets in South Louisiana and its East and South Texas Austin Chalk acreage.

South Louisiana Exploitation

The Weeks Island and Turtle Bayou fields continue to render additional opportunities from new well locations, sidetracks and development drilling. Recent activity in these fields has served to extend field pay and add new reserves and rate. Year-to-date results of the Company's exploitation efforts in this area are set out below:

 Field          Well Name             Sand       Net Average Rate Add*
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 Weeks Island   Myles 27 ST           Q Sand        2.0 Mmcfe/d
 Weeks Island   Goodrich-Cocke No. 7  BF4 Sand      1.0 Mmcfe/d
 Turtle Bayou   CL&F B-1              AA Sand       0.7 Mmcfe/d
 Turtle Bayou   CL&F C-1              AA Sand       0.9 Mmcfe/d
 Ramos          Avoca 8-1             Big Hum 2     1.4 Mmcfe/d

 *average of the last two weeks of production

In these prolific fields, the Company has identified several additional well locations, re-completions and workovers, that it expects could significantly add rate and reserves during 2008. Coming up in the short term at Weeks Island, the Company will be re-entering the Goodrich-Cocke No. 6 ST well. The well will be sidetracked at approximately 4,700 feet and drilled an additional 3,600 feet, testing the F-sand in the Miocene formation at a depth of approximately 8,300 feet.

Additionally, the Company is also reprocessing its 3-D seismic data over Weeks Island and other regions in its South Louisiana play area (Atchafalaya Bay and Barataria Bay), the expectations being that the re-processed and newly acquired 3-D data will enhance the Company's ability to generate low-to-moderate risk new projects in this core area where it is already active and has operations and infrastructure in place. It is anticipated that the greatest near term and long term impact on production and reserve value will result from the Company's capital spending program in these two areas this year.

Austin Chalk

In the East Texas area, initial production test on the Freeman No. 1 well, located in Polk County, Texas resulted in gross daily flow rates as high as 16.7 Mmcfe/d (8.8 Mmcfe/d, net). The gross amount includes 336 Bopd. The well was drilled vertically to approximately 13,000 feet, then added two horizontal laterals, 4,000 feet and 5,600 feet respectively. The Company expects that the well (which was tested three weeks ago) will display similar producing characteristics to other Austin Chalk wells in the area, with the typical hyperbolic decline curve from these production levels, during the coming months. The well is currently producing at an average rate of 2.1 Mmcfe/d (1.1 Mmcfe/d, net). Meridian owns approximately 69% working interest in this well.

The Company continues the extension of its East Texas Austin Chalk play with a two rig program. The Davis A-388 well is located approximately four miles north of the BSM No. 5 well and is currently drilling the vertical section at a depth of approximately 12,300 feet. The Company has approximately 45% working interest in this dual horizontal lateral well. Additionally, the dual lateral BSM 507 No. 1 well has recently spud and is currently drilling at 2,500 feet.

As part of the Company's business plan, it has acquired a significant lease position (approximately 30,000 acres) in South Texas within a major Austin Chalk play in the region that covers over 200,000 acres. The Company has scheduled a well to be drilled in late summer in this area. Additionally, a shallow oil well is scheduled to be drilled to test the Vicksburg formation next month in Bee County.

Cotton Valley/Haynesville Play

The Company initiated leasing activities in the North Louisiana Cotton Valley producing region with a 50% interest partner in the area. Although the announcement of the Haynesville play increased the competition for acreage in the area, the Company and its partner have acquired over 6,000 acres in this exploitation styled play opportunity. Two wells are anticipated to be drilled to test multiple objectives including the Haynesville Shale and Cotton Valley.

Biloxi Marshlands

In the Biloxi Marshland area, the natural gas transmission company that takes gas from the Company's two production facilities in that area has temporarily shut-in production from the various wells that feed into those facilities. Maintenance and repairs are being conducted on the transmission company's line to correct minor damage caused by the hurricanes of 2005. The wells were shut-in on April 25, and Meridian is being informed by the pipeline operator that repairs should be completed by May 12. The amount of production being shut-in is estimated to be 7.6 Mmcfe/d net. After the completion of these repairs, daily production rates for the Company are projected to be around 45 Mmcfe/d.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation, acquisition and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2007.

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CONTACT:  The Meridian Resource Corporation
          Lance L. Weaver
          (281) 597-7125
          lweaver@tmrx.com
          www.tmrc.com